EXHIBIT 10.1

Amendment No. 4

to Credit Agreement

This Amendment No. 4 to Credit Agreement is dated as of April 12, 2013, and is between CTI Industries Corporation, an Illinois corporation (the “Borrower”); CTI Helium, Inc., an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower, in its capacity as a guarantor (the “Subsidiary Guarantor”); and BMO Harris Bank N.A., a national banking association, successor to Harris N.A. (the “Bank”).

The Borrower and the Bank entered into a Credit Agreement dated as of April 29, 2010 (the “Credit Agreement”), under which the Bank has extended certain credit facilities to the Borrower.

In connection with the Credit Agreement, the Subsidiary Guarantor entered into a Guaranty dated as of April 29, 2010 (the “Subsidiary Guaranty”), under which, among other things, the Subsidiary Guarantor guarantees the prompt and complete payment and performance of the Obligations.

The parties now desire to amend the Credit Agreement in certain respects.

The parties therefore agree as follows:

1.          Definitions. Defined terms used but not defined in this agreement are as defined in the Credit Agreement.

2.          Limited Waiver. (a) The Borrower has informed the Bank (1) that the Borrower’s Senior Leverage Ratio as of the last day of the fiscal quarter ending December 31, 2012, and as of the last day of the fiscal quarter ending March 31, 2013, was or is expected to be, in each case, greater than 3.00 to 1.00, the maximum permitted level for that ratio set forth in section 8.23(a) of the Credit Agreement; and (2) that the Borrower’s Total Leverage Ratio as of the last day of the fiscal quarter ending December 31, 2012, and as of the last day of the fiscal quarter ending March 31, 2013, was or is expected to be, in each case, greater than 4.60 to 1.00, the maximum permitted level for that ratio set forth in section 8.23(b) of the Credit Agreement. The Borrower acknowledges that an Event of Default has occurred and is continuing or would occur as a result of each such financial-covenant violation (the “Subject Event of Default”). The Borrower further acknowledges that each Subject Event of Default entitles the Bank to exercise its rights and remedies under the Credit Agreement, applicable law, or otherwise. The Borrower has therefore requested that the Bank waive each Subject Event of Default. The Borrower acknowledges that but for the terms of this agreement all obligations under the Credit Agreement and each of the other Loan Documents would be immediately due and payable upon the occurrence of any Subject Event of Default. In addition, the Borrower acknowledges that the Bank has incurred reasonable attorneys’ fees in connection with the Subject Event of Default and that those costs, fees, and expenses are recoverable by the Bank under the Credit Agreement.

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(b)          The Bank hereby waives each Subject Event of Default and the Bank’s remedies under the Credit Agreement with respect to each Subject Event of Default. This limited waiver is to be narrowly construed. Except as provided in this agreement, this limited waiver neither extends to any other violations under, or default of, the Credit Agreement nor prejudices any rights or remedies that the Bank might have or be entitled to with respect to any such other violations or defaults.

3.          Amendments to Credit Agreement. (a) The definition of “EBITDA” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“           “EBITDA” means, with reference to any period, (a) Net Income of the Borrower and its Subsidiaries, on a consolidated basis, for such period minus (b) amounts added in arriving at such Net Income for such period in respect of exchange-rate gains during such period plus (c) all amounts deducted in arriving at such Net Income for such period in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period, and (iv) exchange-rate losses during such period.”

(b)          The definition of “Total Funded Debt” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“             “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss. For purposes of this Agreement, “Total Funded Debt” does not include any Excluded Flexo VIE Debt or the Subordinated Debt owing to John H. Schwan and Stephen M. Merrick described in Section 8.7(f).”

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(c)          Section 8.23(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“              (a)          Senior Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2010), the Borrower shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level

March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010	3.50 to 1.00

March 31, 2011, and June 30, 2011	3.25 to 1.00

September 30, 2011	3.00 to 1.00

December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012	3.25 to 1.00

December 31, 2012, and March 31, 2013	3.00 to 1.00

June 30, 2013, and September 30, 2013	3.25 to 1.00

December 31, 2013	3.00 to 1.00

March 31, 2014	2.75 to 1.00

June 30, 2014, and each fiscal quarter thereafter	2.50 to 1.00	”

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(d)          Section 8.23(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“             (b)          Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2012), the Borrower shall not permit the Total Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level

June 30, 2012	5.25 to 1.00

September 30, 2012	4.85 to 1.00

December 31, 2012, and March 31, 2013	4.60 to 1.00

June 30, 2013, and September 30, 2013	5.00 to 1.00

December 31, 2013	4.50 to 1.00

March 31, 2014	4.25 to 1.00

June 30, 2014, and each fiscal quarter thereafter	4.10 to 1.00	”

4.          Fee. As consideration for the limited waiver and the amendments to the Credit Agreement to be effected by this agreement, the Borrower shall pay to the Bank a fee in the amount of $20,000, which fee is fully earned upon the execution of this agreement by the Bank, due and payable upon the execution and delivery of this agreement by the Borrower to the Bank, and nonrefundable once paid.

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5.          Reaffirmation of Subsidiary Guaranty. The Subsidiary Guarantor hereby expressly does each of the following:

(1)	consents to the execution by the Borrower and the Bank of this agreement;

(2)	acknowledges that the “Indebtedness” (as defined in the Subsidiary Guaranty) includes all of the “Obligations” under and as defined in the Credit Agreement, as amended from time to time (including as amended by this agreement);

(3)	acknowledges that the Subsidiary Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of the Borrower under the Credit Agreement or the Subsidiary Guarantor under the Subsidiary Guaranty;

(4)	reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions contained in the Subsidiary Guaranty;

(5)	agrees that all such obligations and liabilities under the Subsidiary Guaranty continue in full force and that the execution and delivery of this agreement to, and its acceptance by, the Bank will not in any manner whatsoever do any of the following:

(A)	impair or affect the liability of the Subsidiary Guarantor to the Bank under the Subsidiary Guaranty;

(B)	prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of the Bank at law, in equity, or by statute against the Subsidiary Guarantor pursuant to the Subsidiary Guaranty; or

(C)	release or discharge, or be construed to release or discharge, any of the obligations and liabilities owing to the Bank by the Subsidiary Guarantor under the Subsidiary Guaranty; and

(6)	represents and warrants that each of the representations and warranties made by the Subsidiary Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date of this agreement.

6.          Representations and Warranties. To induce the Bank to enter into this agreement, the Borrower hereby represents to the Bank as follows:

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(1)	that the Borrower is duly authorized to execute and deliver this agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended by this agreement, and to perform its obligations under the Credit Agreement, as amended by this agreement;

(2)	that the execution and delivery of this agreement and the performance by the Borrower of its obligations under the Credit Agreement, as amended by this agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Borrower or of any agreement binding upon the Borrower;

(3)	that the Credit Agreement, as amended by this agreement, is a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

(4)	that the representation and warranties set forth in section 6 of the Credit Agreement, as amended by this agreement, are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Bank and except for changes specifically permitted under the Credit Agreement, as amended by this agreement;

(5)	that the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended by this agreement, including the covenants stated in section 8 of the Credit Agreement, other than in respect of the Subject Events of Default; and

(6)	that as of the date of this agreement no Default and no Event of Default under section 10 of the Credit Agreement, as amended by this agreement, has occurred or is continuing, other than the Subject Events of Default.

7.          Conditions. The effectiveness of this agreement is subject to satisfaction of the following conditions:

(1)	that the Bank has received the following:

(A)	a copy of this agreement, duly executed by the parties;

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(B)	a copy of an amendment to the BMO Mezzanine NWPA and each of the other documents required to be delivered in accordance with section 6 of that amendment, each duly executed by all applicable Persons;

(C)	a copy of an amendment and restatement of the Subordination Agreement described in clause (iv) of section 7.2(a) of the Credit Agreement, duly executed by all applicable Persons;

(D)	a copy of each replacement Subordinated Debt Document subject to the amended and restated subordination agreement described in clause (1)(C) of this section 7, each duly executed by all applicable Persons; and

(E)	all other documents, certificates, resolutions, and opinions of counsel as the Bank requests;

(2)	that the Borrower has paid, and the Bank has received, the fee described in section 4; and

(3)	that all legal matters incident to the execution and delivery of this agreement are satisfactory to the Bank and its counsel.

8.          Post-Closing Matters. (a) The Borrower shall deliver to the Bank within 15 days after the date of this agreement (or any later date to which the Bank agrees in writing) a lien-waiver agreement, in form and substance satisfactory to the Bank, from the landlord of the Borrower’s leased premises at 800 N. Church Street, Lake Zurich, Illinois.

(b)          The Borrower hereby acknowledges (1) that default in the observance or performance of the covenant set forth in section 8(a) will constitute an Event of Default under the Credit Agreement; and (2) that no grace or cure period will apply in respect of any such default in the observance or performance of any such covenant.

9.          General. (a) This agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Credit Agreement and this agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Credit Agreement and this agreement.

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(b)          This agreement is a Loan Document.

(c)          This agreement binds each party and their respective successors and assigns, and this agreement inures to the benefit of each party and the successors and assigns of the Bank.

(d)          Except as specifically modified or amended by the terms of this agreement, the terms and provisions of the Credit Agreement, the Subsidiary Guaranty, and the other Loan Documents are incorporated by reference herein and in all respects continue in full force and effect. The Borrower, by execution of this agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Credit Agreement and the other Loan Documents to which it is a party.

(e)          Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Credit Agreement, as amended by this agreement.

(f)          The Borrower shall pay all costs and expenses in connection with the preparation of this agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

(g)          The Borrower hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement. The Borrower hereby further covenants and agrees not to sue the Bank or assert any claims, defenses, demands, actions, or liabilities against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement.

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(h)          The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

[Signature pages follow]

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The parties are signing this Amendment No. 4 to Credit Agreement as of the date stated in the introductory clause.

CTI Industries Corporation

By:
Name:
Title:

CTI Helium, Inc.

By:
Name:
Title:

BMO Harris BANK N.A.

By:
Name:
Title:

Signature page to Amendment No. 4 to Credit Agreement